Exhibit 99.1

Vertex Pharmaceuticals Reports 2009 Financial Results and Highlights Recent Progress in Hepatitis C and Cystic Fibrosis Development Programs

-HCV: New Drug Application planned for telaprevir in second half of 2010; increasing investment in commercialization and launch preparedness activities-

-CF: Development progress with two compounds in orphan disease of cystic fibrosis; combination trial planned with VX-770 and VX-809 based on Phase 2 data for VX-809-

-Pipeline: Proof-of-concept clinical trials planned for 2010 with novel combination regimens for hepatitis C and cystic fibrosis and with compounds for rheumatoid arthritis and epilepsy-

-Financial: Vertex enters 2010 with approximately $1.3 billion in cash, cash equivalents and marketable securities and approximately $32 million in outstanding 2013 convertible debt; 2010 investment to support long-term business objectives-

Cambridge, MA, February 4, 2010 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today provided an update on recent progress in its late-stage development programs in hepatitis C virus (HCV) infection and cystic fibrosis (CF), reported consolidated financial results for the year ended December 31, 2009 and provided financial guidance for 2010.

“Vertex enters 2010 in a strong financial position to support the continued advancement of our business throughout what we believe will be a defining year for our company,” said Matthew Emmens, Chairman, President and Chief Executive Officer of Vertex Pharmaceuticals.  “Our increased investment in launch preparation activities for telaprevir is aimed at ensuring a rapid and successful potential launch.  Further, to support our goal of becoming a fully-capable biopharmaceutical company, Vertex continues to invest in other product opportunities across our business, including multiple proof-of-concept clinical trials and compounds emerging from research.”

Mr. Emmens continued, “Our primary focus remains on the completion of the telaprevir Phase 3 development program and the subsequent submission of a New Drug Application for telaprevir, planned for the second half of 2010.  In addition, we plan to initiate a clinical trial evaluating combination regimens of telaprevir and VX-222 aimed at further driving the evolution of HCV care, and we look forward to obtaining interim clinical data from the trial in the third quarter of 2010.

“In cystic fibrosis, the Phase 3 program for VX-770, our lead CFTR potentiator, is advancing rapidly, and based on data generated in this program, we plan to submit an NDA for VX-770 in the second half of 2011.  Additionally, we recently announced results from a preliminary analysis of data from a Phase 2a trial of VX-809, our lead CFTR corrector.  Based on these data, we plan to initiate a clinical trial of VX-809 dosed in combination with VX-770 in patients with the most common mutation of CF, known as F508del, in the second half of 2010.”

Mr. Emmens concluded, “Our commitment to improving patient care for those with serious diseases extends beyond HCV and CF.  Vertex is also conducting proof-of-concept clinical trials with novel compounds targeting rheumatoid arthritis and epilepsy, and we expect to generate initial clinical data from these trials later in 2010, which could provide important insight into the value of these compounds to patients and to Vertex.”

Recent Clinical Development Progress

In a press release issued on January 10, 2010, Vertex provided a comprehensive business update, including planned clinical development milestones for 2010.  Vertex today provided the following updates, reflecting recent progress in its development programs:

Dosing Complete in Phase 3 Registration Program for Telaprevir

•                  All patients in the Phase 3 ADVANCE, ILLUMINATE and REALIZE clinical trials of telaprevir have now completed dosing of all study drugs, including pegylated-

interferon (peg-IFN) and ribavirin (RBV), and are in the post-treatment follow-up period to determine the number of patients who achieve SVR (defined as undetectable HCV RNA 24 weeks after the end of treatment).

•                  Planned Phase 2 Trial of Telaprevir/VX-222-based Combination Regimens

•                  Upon completion of ongoing late-stage discussions with the U.S. FDA and other global regulatory authorities, Vertex plans to initiate a combination trial of telaprevir and VX-222 in the first quarter of 2010.  This trial is expected to evaluate SVR rates using multiple regimens of telaprevir/VX-222-based therapy in HCV patients.

•                  Phase 3 Registration Program for VX-770 in Cystic Fibrosis Advancing

•                  Vertex has completed planned enrollment in the Phase 3 STRIVE trial of VX-770, Vertex’s lead Cystic Fibrosis Transmembrane Conductance Regulator protein (CFTR) potentiator.  The company has enrolled approximately 170 patients with CF aged 12 years and older who carry the G551D mutation on at least one allele.

•                  Vertex has completed planned enrollment in the Phase 2 DISCOVER trial of VX-770.  The company has enrolled approximately 120 patients with CF aged 12 years and older who are homozygous for the F508del mutation.

•                  The Phase 3 ENVISION trial, which is evaluating VX-770 in patients aged six to 11 years who carry the G551D mutation on at least one allele, is ongoing. Vertex expects to complete enrollment for ENVISION in the first half of 2010.

•                  Phase 2a Data for VX-809 in Cystic Fibrosis

•                  Vertex recently announced results from a preliminary analysis of data from a 28-day Phase 2a clinical trial of VX-809, Vertex’s lead CFTR corrector.  Additional details of the Phase 2a data can be found in a press release issued on February 3, 2010.

•                  Based on these data, Vertex plans to initiate a clinical trial of VX-809 dosed in combination with VX-770 in the second half of 2010.  This trial is expected to enroll patients with the most common mutation of CF, known as F508del.

•                  Initiation of Proof-of-Concept Clinical Trials in Rheumatoid Arthritis and Epilepsy

•                  Vertex recently initiated two Phase 2 proof-of-concept clinical trials, including one trial for VX-509 in rheumatoid arthritis (RA) and one trial for VX-765 in epilepsy.

•                  Interim data from both of these trials are expected as early as the second half of 2010.

Full Year 2009 Financial Results and Full Year 2010 Financial Guidance

“With a cash position of approximately $1.3 billion entering 2010, Vertex is investing in key activities to support the potential launch of telaprevir and to move the company toward its near-term and long-term business objectives,” said Ian Smith, Executive Vice President and Chief Financial Officer of Vertex.  “As we near completion of the Phase 3 development program for telaprevir, we are increasing our investment in critical pre-launch activities, including building of product supply, the further expansion of our commercial infrastructure and the hiring of key employees to support the implementation of commercial functions.  Additionally, we plan to continue investing in research and development to support proof-of-concept clinical trials in HCV, CF, RA and epilepsy in 2010 and to continue moving compounds from research into development.”

For the year ended December 31, 2009, the Company’s GAAP net loss was $641.6 million, or $3.70 per share, including certain charges totaling $134.7 million.  The GAAP net loss for the year ended December 31, 2008 was $459.9 million, or $3.27 per share, including certain charges totaling $62.3 million.

The non-GAAP loss, before certain charges, for the year ended December 31, 2009 was $506.9 million, or $2.93 per share, compared to $397.5 million, or $2.83 per share, for the year ended December 31, 2008. The increase in the Company’s 2009 non-GAAP loss was principally attributable to increased investment in our late-stage development programs in HCV and CF, decreased total revenues and increased costs related to launch preparation activities for telaprevir, including the hiring of key employees.

Total revenues for the year ended December 31, 2009 were $102.0 million, compared to $175.5 million for the year ended December 31, 2008.  The decrease is primarily due to collaborative milestone payments received in 2008 that did not recur in 2009.

Research and development (R&D) expenses for the year ended December 31, 2009 were $550.7 million, including $67.4 million in stock-based compensation and executive transition expenses, compared to $516.9 million, which included $46.1 million in stock-based compensation expense, for the year ended December 31, 2008.  Vertex’s R&D investment is principally comprised of clinical investment in telaprevir, VX-770, and earlier-stage programs, drug discovery, and commercial supply investment for telaprevir. Vertex and Tibotec share certain costs of development activities for telaprevir.

Sales, general and administrative (SG&A) expenses for the year ended December 31, 2009 were $129.3 million, which included $24.8 million in stock-based compensation and executive transition expenses, compared to $101.3 million, which included $11.8 million in stock-based compensation expense, for the year ended December 31, 2008. This increase primarily reflects investment to support launch preparation activities for telaprevir.

Other expense, net, for the year ended December 31, 2009 was $28.2 million, compared to other income, net, of $2.9 million for the year ended December 31, 2008.  This decrease in other income resulted primarily from loss on exchanges of the company’s convertible subordinated notes, expenses related to the September 2009 financial transactions, and lower yields on investments reflecting the broader economic environment.

At December 31, 2009, Vertex had approximately $1.3 billion in cash, cash equivalents and marketable securities.  Vertex has $32.1 million of remaining 2013 convertible notes outstanding, with a conversion price of $23.14 per share.  The 2013 convertible notes are callable on or after February 15, 2010.

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

Mr. Smith continued, “Vertex’s 2010 financial guidance reflects broad investment expected across our business to support multiple ongoing research and development activities as well as the necessary commercial investment to support the potential launch of telaprevir.  The key components of our 2010 guidance are similar to those of 2009, except for a significant planned increase in our investment in pre-market activities for telaprevir, including investment in commercial supply and in the hiring of key employees to support commercial functions.”

Loss: Vertex anticipates that GAAP net loss for 2010, including restructuring expense, stock-based compensation expense and revenue and expenses related to the September 2009 financial transactions, will be approximately $700 million. The 2010 GAAP net loss includes an estimate of approximately $100 million in stock-based compensation expense, restructuring expense and revenue and expenses related to the September 2009 financial transactions.   Vertex expects that the 2010 non-GAAP loss, excluding restructuring expense, stock-based compensation expense and expenses related to the September 2009 financial transactions and including anticipated full-year 2010 revenues (excluding non-cash revenues related to the September 2009 milestone monetization transactions) in the range of $120 to $140 million, will be approximately $600 million.

Research and Development Expenses: The company expects that R&D expense will be in the range of $620 to $640 million for 2010, inclusive of approximately $70 million of commercial supply investment and inclusive of approximately $70 million of stock-based compensation expense. The principal development investment, including commercial supply, continues to be focused on HCV and CF, with the investment in research activities relatively consistent with prior years.

Sales, General and Administrative (SG&A) Expenses: Vertex expects SG&A expense to be in the range of $175 to $195 million in 2010, inclusive of approximately $25 million of stock-based compensation expense.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, Vertex provides its fourth quarter and full-year 2009 and 2008 loss and guidance for its projected 2010 loss, excluding stock-based compensation and executive transition expenses, restructuring expense, intangible asset impairment charges (net of tax), acquisition-related expenses, loss on exchanges of convertible subordinated notes, and revenue and expenses related to certain September 2009 financial transactions, which in each case results in a non-GAAP financial measure. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. A reconciliation of non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, cystic fibrosis, inflammation, autoimmune diseases, epilepsy, cancer, and pain. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva(R) is a registered trademark of the GlaxoSmithKline group of companies.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements regarding (i) the planned NDA submission for telaprevir in the second half of 2010 and the potential launch of telaprevir; (ii) the combination trial planned with VX-770 and VX-809 in the second half of 2010; (iii) the proof-of-concept trials planned for 2010 with novel combination regimens for HCV and CF and with compounds for rheumatoid arthritis and epilepsy; (iv) the 2010 investment supporting long-term business objectives; (v) Mr. Emmens’ statements in the second through fifth paragraphs of this press release, including statements regarding 2010 being a defining year for the Company, the Company’s aim of ensuring a rapid and successful launch of telaprevir and goal of becoming a fully-capable biopharmaceutical company, the Company’s 2010 investments and primary focus, and the Company’s planned clinical development activities and the possibility that these activities could provide important insight into the value of these compounds to patients and to Vertex; (vi) the expectation that the combination trial of telaprevir and VX-222 will be initiated in the first quarter of 2010 and will evaluate SVR rates using multiple regimens of telaprevir/VX-222-based therapy; (vii) the expectation that enrollment for ENVISION will be completed in the first half of 2010; (viii) the expectation that interim data from the VX-509 and VX-765 clinical trials will be available as early as the second half of 2010; (ix) Mr. Smith’s statements regarding our increasing investment in critical pre-launch activities and continued investment in research and development; and (x) the information provided in the five paragraphs following the statement “This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals,” including information regarding Vertex’s anticipated GAAP and non-GAAP net loss, revenues and expenses for 2010.   While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements.  Those risks and uncertainties include, among other things, that the outcomes for each of its planned clinical trials and studies, and in particular its planned clinical trials of telaprevir, may not be favorable, that regulatory authorities may require supplemental clinical trials in order to support registration of telaprevir and/or VX-770, that planned or potential clinical trials may be delayed or may not be conducted, that the Company may not be able to successfully develop telaprevir, VX-770, VX-509, VX-765 or combination therapies involving telaprevir and VX-222 or VX-770 and VX-809, that the Company will be unable to realize one or more of its financial objectives for 2010 due to unexpected and costly program delays, or any number of other financial, technical or collaboration considerations, that the Company’s expectations regarding its 2010 GAAP and non-GAAP net loss may be incorrect including because one or more of the Company’s assumptions underlying its revenue expectations or its expense expectations — including estimates of the variables that go into determining stock-based compensation expenses and factors relating to the valuation of its intangible assets or derivative instruments — may not be realized and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through the Company’s website at www.vrtx.com. The Company disclaims any obligation to update the information contained in this press release as new information becomes available.

Vertex Pharmaceuticals Incorporated

2009 Fourth Quarter and Twelve Month Results
Consolidated Statements of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues:
Royalty revenues (Note 6)	$8,429	$9,128	$28,320	$37,483
Collaborative and other R&D revenues	25,620	23,683	73,729	138,021
Total revenues	34,049	32,811	102,049	175,504

Costs and expenses:
Royalty expenses (Note 6)	3,647	4,215	14,202	15,686
Research and development expenses (R&D) (Note 7)	135,641	139,338	550,685	516,912
Sales, general & administrative expenses (SG&A) (Note 7)	31,679	29,480	129,297	101,290
Restructuring expense (Note 3)	2,001	1,641	6,284	4,324
Intangible asset impairment charges (Note 2)	7,200	—	7,200	—
Acquisition-related expenses (Note 2)	—	—	7,793	—
Total costs and expenses	180,168	174,674	715,461	638,212

Loss from operations	(146,119)	(141,863)	(613,412)	(462,708)

Net interest income (expense)(Notes 1&5)	(4,235)	(469)	(8,182)	2,857
Loss on exchanges of convertible subordinated notes (Note 5)	(5,843)	—	(18,137)	—
Loss on derivative instruments, net (Note 1)	(1,847)	—	(1,847)	—
Net loss	$(158,044)	$(142,332)	$(641,578)	$(459,851)

Basic and diluted net loss per common share	$(0.85)	$(0.96)	$(3.70)	$(3.27)

Basic and diluted weighted-average number of common shares outstanding	185,492	148,783	173,259	140,556

Non-GAAP Loss and Loss per Common Share Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
GAAP Net Loss	$(158,044)	$(142,332)	$(641,578)	$(459,851)
Pro Forma Adjustments:
Stock-based compensation and executive transition expenses included in R&D (Note 7):	$13,191	$10,752	$67,435	$46,144

Stock-based compensation and executive transition expenses included in SG&A (Note 7)	4,780	3,085	24,765	11,843

Total stock-based compensation and executive transition expenses	$17,971	$13,837	$92,200	$57,987

Loss on exchanges of convertible subordinated notes (Note 5)	5,843	—	18,137	—

Expenses related to September 2009 financial transactions (Note 1)	5,312	—	5,312	—
Restructuring expense (Note 3)	2,001	1,641	6,284	4,324
Intangible asset impairment charges, net of tax (Note 2)	4,975	—	4,975	—
Acquisition-related expenses (Note 2)	—	—	7,793	—

Non-GAAP Loss	$(121,942)	$(126,854)	$(506,877)	$(397,540)

Basic and diluted non-GAAP loss per common share	$(0.66)	$(0.85)	$(2.93)	$(2.83)

Note 1:  On September 30, 2009, the Company entered into two financial transactions that resulted in aggregate payments to the Company of $155.0 million.  These financial transactions relate to future milestone payments pursuant to the Company’s collaboration with Janssen Pharmaceutica, N.V. (“Janssen”).   In the first transaction, the Company issued notes which are secured by $155.0 million in future telaprevir milestone payments that the Company is eligible to receive from Janssen for the filing, approval and launch of telaprevir in the European Union (the “2012 Notes”). The 2012 Notes have a face value of $155.0 million, were issued at a discount and do not carry an explicit interest rate. The 2012 Notes mature on October 31, 2012, subject to earlier mandatory redemption to the extent milestone events are achieved prior to October 31, 2012.  In the second transaction, the Company sold rights to $95.0 million of potential future milestone payments that the Company is eligible to receive from Janssen for the launch of telaprevir in the European Union. In the fourth quarter of 2009, the Company recorded interest expense of $3.5 million related to the 2012 Notes and an additional aggregate expense of $1.8 million related to the changes in estimated fair values of the rights to the $95.0 million in potential future milestone payments and the derivative embedded in the 2012 Notes.

Note 2:  On March 12, 2009, the Company acquired ViroChem Pharma Inc. (“ViroChem”), a biotechnology company based in Canada. The Company paid an aggregate purchase price of $100.0 million in cash and 10,733,527 shares of the Company’s common stock in order to acquire ViroChem.  All of the assets acquired and liabilities assumed in the transaction were recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the transaction were expensed as incurred.

The $390.6 million purchase price for ViroChem is based on the acquisition-date fair value of the consideration transferred, which was calculated based on the opening price of the Company’s common stock of $27.07 per share on March 12, 2009.  The difference between the aggregate purchase price and the fair value of assets acquired and liabilities assumed is allocated to goodwill. The deferred tax liability primarily relates to the tax impact of future amortization or impairments associated with the identified intangible assets acquired, which are not deductible for tax purposes.

In the fourth quarter of 2009, the Company evaluated VX-759 and VX-222 for impairment and determined that no adjustment was required for those intangible assets.  In the fourth quarter of 2009, the Company also evaluated VCH-286 and determined that its fair value was zero resulting in a $7.2 million impairment charge in 2009.  Related to the impairment of VCH-286, the deferred tax liability was reduced by $2.2 million.

Note 3:  The Company recorded restructuring expense of $2.0 million for the three months ended December 31, 2009 compared to $1.6 million for the three months ended December 31, 2008. The Company recorded restructuring expense of $6.3 million for the twelve months ended December 31, 2009 compared to $4.3 million for the twelve months ended December 31, 2008.  The restructuring expense in all periods included imputed interest cost related to the restructuring liability. The lease restructuring liability was $34.0 million as of December 31, 2009. The expense and the related liability are reviewed quarterly for changes in circumstances.

Note 4: In December 2009, the Company completed a public offering of 13,000,000 shares of common stock, at a price of $38.50 per share. This transaction resulted in net proceeds of $488.1 million to the Company.

In February 2009, the Company completed a public offering of 10,000,000 shares of common stock, at a price of $32.00 per share. This transaction resulted in net proceeds of $313.3 million to the Company.

In September 2008, the Company completed a public offering of 8,625,000 shares of common stock, at a price of $25.50 per share. This transaction resulted in net proceeds of $217.4 million to the Company.

In February 2008, the Company completed a public offering of 6,900,000 shares of common stock at a price of $17.14 per share. This transaction resulted in net proceeds of $112.7 million to the Company.

Note 5:  In February 2008, the Company completed an offering of $287.5 million aggregate principal amount of 4.75% convertible senior subordinated notes due February 2013 (the “2013 Notes”). The 2013 Notes are convertible, at the option of the holder, into common stock at a price equal to approximately $23.14 per share, subject to adjustment under certain circumstances. The 2013 Notes bear interest at the rate of 4.75% per year, and the Company is required to make semi-annual interest payments on the outstanding principal balance of the notes on February 15 and August 15 of each year. This transaction resulted in net proceeds of $278.6 million to the Company.

In 2009, holders of the 2013 Notes in two transactions exchanged $255.4 million in aggregate principal amount of the 2013 Notes, plus interest, for 11.6 million shares of newly issued common stock. As a result of these exchanges, the Company incurred a non-cash charge of $18.1 million for 2009. The charge corresponds to the value of additional shares issued in the transactions over the number of shares that would have been issued upon conversion of the 2013 Notes at the conversion prices set forth therein.

As a result of these exchanges, on December 31, 2009, the outstanding aggregate principal amount of the 2013 Notes has been reduced to $32.1 million.

Note 6:  In the first quarter of 2008, the Company recognized royalty revenues based on actual and estimated net sales of Lexiva/Telzir and Agenerase by GlaxoSmithKline plc under the Company’s 1993 license agreement with GlaxoSmithKline plc.   In the second quarter of 2008, the Company sold the Company’s right to receive future royalty payments, net of sub-royalty payments due to a third party, arising from sales of Lexiva/Telzir and Agenerase under the Company’s license agreement with GlaxoSmithKline plc, in return for a one-time cash payment of $160.0 million.  After the sale of the Company’s right to receive future royalty payments, the Company recognizes deferred revenues relating to the $160.0 million one-time cash payment from the purchaser over the term of the Company’s agreement with GlaxoSmithKline plc.

Note 7:  Certain amounts in prior year’s financial statements have been reclassified to conform to the current presentation.  The reclassifications had no effect on the reported net loss.

Condensed Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	December 31, 2009	December 31, 2008

Assets
Cash, cash equivalents and marketable securities	$1,284,913	$832,101
Other current assets	22,121	35,480
Property and equipment, net	62,279	68,331
Restricted cash	30,313	30,258
Intangible assets (Note 2)	518,700	—
Goodwill (Note 2)	26,102	—
Other non-current assets (Notes 1 & 5)	11,068	14,309
Total assets	$1,955,496	$980,479

Liabilities and Stockholders’ Equity
Other liabilities	$171,681	$172,567
Accrued restructuring expense (Note 3)	34,017	34,064
Deferred tax liability (Note 2)	160,278	—
Deferred revenues	300,531	247,474
Convertible notes (due 2013) (Note 5)	32,071	287,500
Secured notes (due 2012)(Note 1)	121,765	—
Liability related to sale of potential future milestone payments (Note 1)	38,207	—
Stockholders’ equity (Notes 2, 4 & 5)	1,096,946	238,874
Total liabilities and stockholders’ equity	$1,955,496	$980,479
Common shares outstanding (Notes 2, 4 & 5)	199,955	151,245

Conference Call and Webcast

Vertex Pharmaceuticals will host a conference call and webcast today, Thursday, February 4, 2010 at 5:00 p.m. ET to review financial results and recent developments. This call and webcast will be broadcast via the Internet at www.vrtx.com. It is suggested that webcast participants go to the web site at least 10 minutes in advance of the call to ensure that they can access the slides. The link to the webcast is available on the Events and Presentations button on the home page.

To listen to the call on the telephone, dial 866-454-4210 (U.S. and Canada) 913-981-5580 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website at www.vrtx.com.  The conference ID number is 5734613.

The call will be available for replay via telephone commencing February 4, 2010 at 8:00 p.m. ET running through 5:00 p.m. ET on February 11, 2010.  The replay phone number for the U.S. and Canada is 888-203-1112.  The international replay number is 719-457-0820.  The conference ID number is 5734613.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on February 18, 2010.

Vertex’s press releases are available at www.vrtx.com.

(VRTX-GEN)

Vertex Contacts:

Investors

Michael Partridge, 617-444-6108

Lora Pike, 617-444-6755

Media

Zachry Barber, 617-444-6470